RepliGen FOR IMMEDIATE RELEASE	Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115

CONTACT:

Walter C. Herlihy, Ph.D. President and Chief Executive Officer (781) 419-1900	Laura Whitehouse VP, Market Development (781) 419-1812

Repligen Reports Second Quarter Fiscal Year 2009 Financial Results

WALTHAM, MA – November 6, 2008 – Repligen Corporation (NASDAQ: RGEN) today reported results for the second quarter of fiscal year 2009, ended September 30, 2008. Total revenue for the quarter was $5,090,000 compared to total revenue of $5,352,000 for the second quarter of fiscal year 2008 ended September 30, 2007. Total revenue was comprised of product revenue and royalty and research revenue. Product revenue, comprised of Protein A revenue, for the second quarter of fiscal year 2009 was $2,984,000 and royalty and research revenue was $2,106,000, comprised primarily of royalty payments from Bristol-Myers Squibb on the U.S. sales of Orencia®.

Operating expenses for the second quarter of fiscal year 2009 were $5,414,000 compared to $4,752,000 for the same time period in fiscal year 2008. This increase in operating expenses of $662,000 was primarily the result of increased spending associated with our Phase 3 clinical trial of RG1068 for pancreatic imaging, and preparations for our Phase 2b clinical trial of RG2417 for bipolar depression, as well as increased research and development costs associated with our efforts to identify a clinical candidate for Friedreich’s ataxia. These increases in spending were partially offset by reductions in selling, general and administrative expenses, most notably a decrease in legal expenses.

The net income for the second quarter of fiscal year 2009 was $142,000 or $0.00 per diluted share, compared to net income for the second quarter of fiscal year 2008 of $40,306,000 or $1.29 per diluted share. The prior year results were favorably impacted by a $40,170,000 gain from the settlement in the litigation with ImClone Systems, Inc. during fiscal year 2008. Cash, cash equivalents and marketable securities as of September 30, 2008 were $65,606,000 compared to $60,589,000 as of March 31, 2008.

“We are in a strong position to execute our product development plan despite the recent turmoil in the financial markets,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “As of September 30th, we had $65 million or $2.10 per share in cash and investments, no debt and we project that on an operating basis we will be cash flow positive in fiscal year 2009 with $28 to $30 million in revenue. We believe our stock is undervalued, and we intend to continue to repurchase our shares under the previously announced 1.25 million share buyback.”

For the six-month period ended September 30, 2008, total revenue was $18,750,000. Royalty and other revenue for the six-month period ended September 30, 2008 was $10,073,000. Operating expenses for the six-month period ended September 30, 2008 were $11,117,000, compared to $10,746,000, exclusive of the net gain of $40,170,000 from litigation settlement, for the same period in fiscal year 2007. Net income for the six-month period ended September 30, 2008 was $8,421,000 or $0.27 per diluted share compared to a net gain of $40,546,000 or $1.30 per diluted share in the same period in fiscal year 2008.

Corporate Update

RG1068 for Imaging of the Pancreas

We are currently enrolling patients in a Phase 3 clinical trial of RG1068, synthetic human secretin, designed to assess the ability of RG1068 enhanced magnetic resonance imaging (MRI) to improve the detection of pancreatic duct abnormalities relative to MRI alone. Detailed visual assessment of the pancreatic ducts is important in the assessment, diagnosis and treatment of diseases such as acute and chronic pancreatitis. This study is being conducted at approximately 25 clinical sites within the United States and Canada and will enroll approximately 250 patients. This program has been granted Fast Track Designation by the FDA, a process designed to facilitate the development and expedite the review of drugs that treat serious diseases and fill an unmet medical need. There are more than 300,000 procedures conducted in the United States and Europe each year that may benefit from enhancement with RG1068.

RG2417 for Bipolar Disorder

We have initiated a Phase 2b clinical trial of RG2417, an oral formulation of uridine, in patients with bipolar depression. This is a multi-center, randomized, double-blind, placebo-controlled clinical trial in which approximately 150 patients with bipolar depression will receive either RG2417 or a placebo twice a day for eight weeks. This study is designed to assess the efficacy and safety of RG2417 on the symptoms of depression as measured by the Montgomery-Asberg Depression Rating Scale (MADRS) and the Clinical Global Impression of Change in Bipolar Disorder scale (CGI-BP-C). This study is based on the positive results of a Phase 2a study in which 83 patients received either RG2417 or a placebo twice a day for six weeks. Over the six-week treatment period, the study demonstrated a statistically significant improvement in the symptoms of depression in the patients receiving RG2417 when compared to placebo on the MADRS (p=0.01) and the CGI-BP-C (p=0.04).

HDAC Inhibitors for Friedreich’s Ataxia and Huntington’s Disease

We are currently developing inhibitors of histone deacetylases (HDACs) which may have utility in treating progressive, inherited neurodegenerative diseases such as Friedreich’s ataxia and Huntington’s disease. We have identified several potential clinical candidates and are further characterizing these leads in animal models for their pharmacologic, toxicologic and pharmacodynamic profiles. Repligen announced receipt of a $1 million research grant from the Muscular Dystrophy Association and a $125,000 grant from the Friedreich’s Ataxia Research Alliance and the National Ataxia Foundation. The grants will further the development, characterization and selection of a drug candidate for human clinical trials as well as support the development of tools (“biomarkers”) to monitor the desired biological impact of the drugs in clinical trials.

Repligen is also studying this class of compounds in order to identify a potential treatment for Huntington’s disease. Scientists at the Scripps Research Institute recently published results of a preclinical study demonstrating that HDAC inhibitors improved disease symptoms in a transgenic animal model of the disease. The study, entitled “The HDAC Inhibitor 4b Ameliorates the Disease Phenotype and Transcriptional Abnormalities in Huntington’s Disease Transgenic Mice” was published in the Proceedings of the National Academy of Sciences.

Stock Repurchase Program

In June 2008, Repligen announced that its Board of Directors authorized the repurchase of up to 1.25 million shares of its common stock. To date, the Company has repurchased more than 350,000 shares for an aggregate cost of approximately $1.4 million.

Quarterly Conference Call

Walter C. Herlihy, Ph.D., will host a conference call and webcast on Thursday, November 6th at 10:00 a.m. EST, to review second quarter fiscal year 2009 financial results and expectations and provide a quarterly update of the Company. This call is being webcast and can be accessed via Repligen’s website at www.repligen.com or you may also listen to the live broadcast by calling (866) 825-3209 for domestic calls and (617) 213-8061 for international calls. Participants must provide the following passcode: 62476438. For those who cannot participate in the live conference call, an archive of the audio webcast will be available shortly after the call and may be accessed at www.repligen.com.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on the development of novel therapeutics for neurological disorders. In addition, we are the world’s leading supplier of recombinant Protein A, the sales of which partially fund the advancement of our development pipeline while supporting our financial stability. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

REPLIGEN CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2008	2007	2008	2007
Revenue:
Product revenue	$2,984,304	$5,156,348	$8,677,647	$10,887,824
Royalty and other revenue	2,105,620	195,973	10,072,522	443,315

Total revenue	5,089,924	5,352,321	18,750,169	11,331,139

Operating expenses:
Cost of product revenue	1,210,644	1,412,428	3,057,045	3,126,727
Cost of royalty and other revenue	210,612	—	535,612	—
Research and development	2,463,419	1,153,994	4,547,544	3,291,320
Selling, general and administrative	1,529,767	2,185,799	2,976,338	4,327,930
Net gain from litigation settlement	—	(40,170,000)	—	(40,170,000)

Total operating expenses	5,414,442	(35,417,779)	11,116,539	(29,424,023)

Income (loss) from operations	(324,518)	40,770,100	7,633,630	40,755,162
Investment income	515,235	365,900	1,047,820	623,267
Interest income (expense)	884	(2,451)	(1,021)	(4,902)

Income (loss) before income taxes	191,601	41,133,549	8,680,429	41,373,527
Provision for income taxes	(49,545)	(827,471)	(259,545)	(827,471)

Net income (loss)	142,056	40,306,078	8,420,884	40,546,056

Earnings (loss) per share:
Basic	$—	$1.31	$0.27	$1.32

Diluted	$—	$1.29	$0.27	$1.30

Weighted average shares outstanding:
Basic	31,172,706	30,767,384	31,160,555	30,667,249

Diluted	31,555,896	31,224,386	31,568,948	31,150,073

	September 30, 2008	March 31, 2008
Balance Sheet Data:
Cash and marketable securities*	$65,605,949	$60,589,054
Working capital	53,762,900	49,831,378
Total assets	76,020,837	68,839,707
Long-term obligations	130,365	143,043
Accumulated deficit	(112,068,850)	(120,576,819)
Stockholders’ equity	72,784,029	64,106,855

*	does not include restricted cash

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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